Exhibit 4.151

M0711198
Recorded at request of	130290
and return to:

Nevada Geothermal Power Company
1755 E. Plumb Lane, Suite 220
Reno, Nevada 89502

The undersigned hereby affirms that there are no
social security numbers contained in this document.

ASSIGNMENT OF GEOTHERMAL LEASE

THIS ASSIGNMENT OF GEOTHERMAL LEASE is made this 10th day of June, 2010 between NEVADA GEOTHERMAL POWER COMPANY, a British Columbia corporation ("Assignor"); and NGP (CRUMP I), a Nevada corporation, whose address is c/o Nevada Geothermal Power Company, 1755 E. Plumb Lane, Suite 220, Reno, Nevada 89502 ("Assignee").

RECITALS

A. Effective August 1, 2005 Noramex Corporation, a Nevada corporation (whose name was subsequently changed to Nevada Geothermal Power Company) entered into the "O'Keefe Ranch Geothermal Lease Agreement" (the "Lease") with O'Keeffe Ranch, LLC, an Oregon limited liability company ("Lessor"). (The name "O'Keefe" Ranch is misspelled in the title of the document.) The Lease affects Lessor's interest in 733.76 acres of land, more or less, situated in Lake County, Oregon. The property subject to the Lease is more particularly described on Exhibit A attached hereto.

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B. The name of Noramex Corp., also known as Noramex Corporation, was changed to Nevada Geothermal Power Company upon the filing of a "Certificate of Amendment to Articles of Incorporation" with the Nevada Secretary of State on September 9, 2005.

C. Assignor wishes to assign its interest in the Lease to its subsidiary corporation, NGP (Crump I). The Lease requires Owner's prior written consent to any assignment, which consent shall not be unreasonably withheld.

THEREFORE, in executing this Assignment of Geothermal Lease and the attached Consent to Assignment, the parties have agreed as follows:

1. Assignment of Lease. Assignor hereby assigns to Assignee all of its right, title, and interest in and to the Lease. Lessors agree that Assignee may, at its election, convert itself from a corporation to a limited liability company at any time, and this conversion will not be considered an assignment which requires Lessors' consent. Any additional assignments shall require Lessors' consent as set forth in the Lease.

2. Assumption of Obligations. Assignee hereby accepts the foregoing assignment and agrees to assume and discharge all obligations required under the Lease, including payment of annual rentals and royalties from production. However, this assignment will not relieve Assignor of any of its obligations to Lessors pursuant to the Lease. Assignor will also remain liable for performance

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of Lease obligations in the event that Assignee later converts itself from a corporation to a limited liability company.

IN WITNESS WHEREOF, the parties have executed this Assignment of Lease on the day and year first above written.

NEVADA GEOTHERMAL POWER COMPANY,
a British Columbia corporation

By /s/ Brian Fairbank
BRIAN D. FAIRBANK, President

NGP (CRUMP I), a Nevada corporation

By /s/ Brian Fairbank
BRIAN D. FAIRBANK, President

PROVINCE OF BRITISH COLUMBIA	)
) ss
CITY OF VANCOUVER	)

On this 10th day of June, 2010, before me a Notary Public in and for said Province and City, personally appeared BRIAN D. FAIRBANK, President of NEVADA GEOTHERMAL POWER COMPANY, personally known (or proved) to me to be the person who executed the above ASSIGNMENT OF GEOTHERMAL LEASE, and acknowledged to me that he executed the same for the purposes stated therein.

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PROVINCE OF BRITISH COLUMBIA	)
) ss
CITY OF VANCOUVER	)

On this 10thday of June, 2010, before me a Notary Public in and for said Province and City, personally appeared BRIAN D. FAIRBANK, President of NGP (CRUMP 1), personally known (or proved) to me to be the person who executed the above ASSIGNMENT OF GEOTHERMAL LEASE, and acknowledged to me that he executed the same for the purposes stated therein.

CONSENT TO ASSIGNMENT

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The undersigned, as Lessor under the "O'Keefe (sic) Ranch Geothermal Lease Agreement" dated August 1, 2005, hereby consents to the foregoing assignment of the Lease from Nevada Geothermal Power Company to NGP (Crump I).

DATED this 13 day of July, 2010.

O’KEEFFE RANCH, LLC, an Oregon
limited liability company
By: /s/ John H. O’Keefe
Its: Manager/owner

STATE OF Oregon	)
)ss
COUNTY OF Lake	)

On this 13th day of July, 2010 before me a Notary Public in and for said County and State, personally appeared John H O’Keeffe, of O’KEEFE RANCH LLC, an Oregon limited liability company, personally known (or proved) to me to be the person who executed the above CONSENT TO ASSIGNMENT, and acknowledged to me that he executed the same in his authorized capacity and for the purposes states therein.

EXHIBIT A

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DESCRIPTION OF PROPERTY_ O'KEEFE RANCH

Assessor Parcel 39524E 600 (733.76 acres):

SW4NE4, NW4SE4, E2SW4SE4 and Lots 1, 2, 3, and 11 of Section 9 T39S R24E WM&B; Lots 2, 3 of Section 10 T39S R24E, WM&B; Lots 1, 6, 7 and 8 of Section 15 T39S R24E WM&B and E2 and Lot 1 of Section 16 T39S R24E WM&B a Total of 733.76 acres situated in Lake County, Oregon.

Legal Description borne from title search dated July 14, 2008:

Township 39 South, Range 24 East of the Willamette Meridian,

Section 9:	Government Lots 1, 2 & 3;
The SW1/4 of the NE1/4;
The W1/2 of the SE1/4 of the SW1/4;
The E1/2 of the SW1/4 of the SE1/4;
The NW1/4 of the SE1/4.
Section 10:	Government Lots 2 & 3.
Section 15:	Government Lots 1, 6, 7 & 8.
Section 16:	The E1/2;

EXCEPTING THEREFROM, that portion of land contained that certain deed recorded March 17, 1994, in Book 225 at Page 423, Lake County Deed. Records, Oregon, more particularly described as follows: Beginning at the Southwest corner of the SW 1/4 of the SE1/4 of Section 16, Township 39 South, Range 24 East of the Willamette Meridian; Thence running North a distance of 60 feet along the West boundary of the SW 1/4 of the SE1/4 of said Section; Thence East 67 feet parallel to the South boundary of the SW1/4 of the SE1/4 of said Section; Thence South 60 feet; Thence West 67 feet along the South boundaryof the SW1/4 of the SE 1/4 to the point of beginning.
The NE1/4 of the NW 1/4;
TOGETHER WITH a parcel of land more particularly described as follows;
Beginning at a point on the East boundary line of the SW1/4 of Section 16, Township 39 South, Range 24 East of the Willamette Meridian, 60 feet North of the Southeast corner of said SW1/4 of said Section 16; Thence North along and upon the East boundary line of said SW1/4 348 feet; Thence running in a Southwesterly direction 460 feet, more or less, to a point 60 feet North and 310 feet West of the Southeast corner of the SW1/4 of said Section 16; Thence running East 310 feet to the point of beginning.